U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
======


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940.

___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person

	John D. Harris
    	1995 E. Oakland Park Blvd #350
    	Fort Lauderdale FL 33306

2. Date of Event Requiring Statement

	01/17/2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

	Greenhold Group, Inc.  (GHGI)

5. Relationship of Reporting Person to Issuer

	Officer, Director and 10% Owner

6. If Amendment, Date of Original


7.  Individual or Joint/Group Filing (Check if applicable line)
__X__   	Form filed by One Reporting Person
_____         Form Filed by More than One Reporting Person

Table 1-Non-Derivative Securities Beneficially Owned
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Title of Security   Amount of Securities  Ownership Form   Nature of Indirect
                    Beneficially Owned    Direct or        Beneficial Ownership
                                          Indirect (I)


Common Stock         1,538,124               D

Common Stock           470,200               I                 held by spouse*


*Reporting Person denies any beneficial ownership of shares held by the Reporting Person's spouse.



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

Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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                                             Title and Amount of               Conversion
                                             Securities Underlying             or Exercise    Ownership Form          Nature of
Title of                                     Derivative Security               Price of       of Derivative           Indirect
Derivative      Date           Expiration    ---------------------             Derivative     Security: Direct (D)    Beneficial
Security        Exercisable    Date        Title     Amount/Number of Shares   Security       or Indirect (I)         Ownership
-------------   -----------    ----------  -----     -----------------------   -----------    --------------------    ----------












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Explanation of Responses:







/s/ John Harris                                   April 8, 2002
----------------------------                     -------------------
Signature of Reporting Person                          Date

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